EXHIBIT 23.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated September 29, 2004 relating to the financial statements which appear in the 2004 Annual Report to Shareholders of Extended Systems Incorporated which is incorporated by reference in Extended Systems Incorporated's Annual Report on Form 10-K for the year ended June 30, 2004. We also consent to the incorporation by reference of our report dated September 29, 2004 relating to the financial statement schedules, which appears in such Annual Report on Form 10-K.

/s/ PricewaterhouseCoopers LLP

San Jose, California

June 29, 2005